                                                                  EXHIBIT (c)(2)

                   STOCK SUBSCRIPTION AGREEMENT*

* This agreement has been conformed to reflect certain amendments to the Stock Subscription Agreement which were effected prior to January 25, 1996 but subsequent to the original printing of the Stock Subscription Agreement forms circulated to Participating Stockholders.

  STOCK SUBSCRIPTION AGREEMENT (this "Agreement"), dated as of January 25, 1996 between LSAI HOLDING CORP., a Delaware corporation ("Holdings"), and the undersigned stockholder (the "Stockholder") of Levi Strauss Associates Inc., a Delaware corporation (the "Company") and the parent corporation of Levi Strauss & Co.

                                   RECITALS

  WHEREAS, a group of major stockholders of the Company, including Robert D. Haas, Evelyn D. Haas, as an executor of the estate of Walter A. Haas, Jr., Peter E. Haas, Sr., Miriam L. Haas, Peter E. Haas, Jr., Josephine B. Haas, F. Warren Hellman and Tully M. Friedman (the "Transaction Sponsors") has agreed to capitalize Holdings by means of a contribution of shares of Company common stock;

  WHEREAS, Holdings intends to form LSAI Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Holdings ("Acquisition Corp.");

  WHEREAS, Holdings intends to submit a proposal to the Board of Directors of the Company contemplating the merger of Acquisition Corp. with and into the Company, resulting in the Company being a wholly owned subsidiary of Holdings (the "Merger," and together with all the transactions related thereto, the "Transaction");

  WHEREAS, Holdings intends to provide all holders of Class L Common Stock of the Company, par value $.10 per share (the "Class L Shares," and the holders thereof the "Class L Stockholders"), with an opportunity, subject to certain conditions described below, to participate in the ownership of Holdings and, through Holdings, the continued ownership of the Company;

  WHEREAS, such ownership will be realized through a purchase (the "Purchase"), prior to the Merger, of common stock of Holdings, par value $.01 (the "Holdings Shares"), by those Class L Stockholders who wish to participate in the ownership of Holdings (the "Participating Stockholders"), at a price of one Class L Share for one Holdings Share;

  WHEREAS, as a result of the proposed Merger, it is contemplated that all outstanding shares of Class E Common Stock of the Company, par value $.10 per share (the "Class E Shares," and the holders thereof the "Class E Stockholders"), and all outstanding Class L Shares not held by Holdings (consisting of Class L Shares not contributed by the Participating Stockholders and Class L Shares held by Class L Stockholders who are not Participating Stockholders) will be converted into the right to receive $250 per share (except, in each case, for shares held by stockholders who exercise their rights to appraisal pursuant to (S) 262 of the Delaware General Corporation Law (the "DGCL"));

  WHEREAS, Holdings intends to finance the cash payments to be made in conjunction with the Merger through existing cash resources and from borrowings under a new or amended bank credit agreement or other sources; and

  WHEREAS, the Stockholder is executing this Agreement, effective as of January 25, 1996, in order to purchase Holdings Shares and continue to participate, through ownership of Holdings, in the ownership of the Company.

  NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                              Stock Subscription

  1.1 Contribution of Class L Shares; Purchase of Holdings Shares. (a) Subject to Section 4.1 hereof, the Stockholder agrees to purchase, at the Closing (as
hereinafter defined),          Holdings Shares, (the "Purchase Number") at a
price of one Class L Share for each Holdings Share.

  (b) At the Closing,

    (i) Holdings will deliver to Thomas J. Bauch or Nenita Sobejana, as agents for the Stockholder (the "Agents"), certificates issued in the Stockholder's name representing the Holdings Shares purchased hereunder;

    (ii) the Agents will deliver such certificates for the Holdings Shares, together with the stock power submitted by the Stockholder pursuant to
  Section 1.2, to Holdings, with a request on behalf of the Stockholder that such Holdings Shares be reregistered in the name of the trustees (the "Trustees") of the Voting Trust (as hereinafter defined);

    (iii) Holdings will deliver to the Trustees (or their designated agent) one or more certificates representing such Holdings Shares issued in the names of the Trustees; and

    (iv) Holdings will deliver to each Stockholder a certificate representing both the Stockholder's beneficial ownership of Holdings Shares and the Stockholder's related and required participation in a voting trust (the "Voting Trust," and such certificate the "Voting Trust Certificate").

  1.2 Consideration for Shares. Prior to the Closing, Holdings shall deliver to the Stockholder a letter of transmittal. The Stockholder shall complete and return such letter of transmittal to Holdings on or prior to the date indicated thereon, together with the certificates representing the Class L Shares to be used as consideration for the Holdings Shares purchased pursuant to this Agreement (the "Contributed Shares"). In addition, the Stockholder will receive signature pages for a voting trust agreement (the "Voting Trust Agreement") and a stockholders' agreement (the "Stockholders' Agreement"), each of which the Stockholder hereby commits to become a party to by executing those signature pages. Such signature pages will be signed by the Stockholder and returned to Holdings with stock powers acceptable to Holdings, in its sole discretion, permitting Holdings to reregister the Stockholder's Holdings Shares in the name of the Trustees as contemplated by Section 1.1(b). All transactions contemplated by this Section 1.2 must be carried out on or prior to the Closing. If the Stockholder cannot deliver certificates for the Contributed Shares because such certificates have been lost or destroyed, Holdings will take reasonable steps upon the receipt of a customary indemnity to arrange for the issuance of replacement certificates therefor prior to the Closing.

  1.3 Closing. Subject to the terms and conditions of this Agreement, the delivery of the Contributed Shares by the Stockholder to Holdings, and the issuance of Holdings Shares in the Stockholder's name, followed by the delivery to the Stockholder of the Voting Trust Certificate evidencing ownership of the Holdings Shares (the "Closing"), shall occur two business days prior to the anticipated consummation of the Merger. Such delivery by the Stockholder and transfer by Holdings shall be made to the Agents.

                                  ARTICLE II

                  Representations and Warranties of Holdings

  Holdings represents and warrants to the Stockholder that:

  2.1 Organization and Authority. Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement, to issue and sell the Holdings Shares and to consummate the Transaction.

  2.2 Capitalization. Immediately after the Closing, the Participating Stockholders, together with the stockholders who received Holdings Shares in the formation of Holdings, shall own 100% of the outstanding Holdings Shares. All of the Holdings Shares outstanding following the Closing shall be validly issued, fully paid and nonassessable and, when delivered by Holdings at the Closing, shall be free and clear of all liens, claims, options, charges or other security interests or encumbrances, except for arrangements binding the Stockholder set forth in the Voting Trust Agreement and the Stockholders' Agreement.

  2.3 Valid, Binding Agreement. This Agreement is a valid and binding agreement of Holdings, enforceable against Holdings in accordance with its terms.

                                  ARTICLE III

               Representations and Warranties of the Stockholder

  The Stockholder hereby represents and warrants as follows:

  3.1 Total Shares of the Company; Consideration. (a) Schedule 1 sets forth the number of Class L Shares of which the Stockholder is the holder of record as of the date hereof. Except as set forth on Schedule 1, and other than the existing stockholders' agreement to which Class L Shares are currently subject (the "Class L Stockholders' Agreement"), such Class L Shares are held free and clear of all claims, liens, charges, encumbrances, security interests, voting agreements and commitments of any kind.

  (b) Except as set forth in Schedule 1, as of the date hereof, the Stockholder has full power and authorization to vote the Class L Shares listed on Schedule 1, as well as to sell, transfer, assign and deliver legal and beneficial ownership of such Class L Shares. The transfer of the Contributed Shares to Holdings pursuant to this Agreement and as part of the Purchase will pass good and marketable title to such Class L Shares, free and clear of all claims, liens, charges, encumbrances, security interests, voting agreements and commitments of any kind (other than those provided for herein).

  (c) Neither the execution of this Agreement nor the consummation by the Stockholder of the Purchase will constitute a violation of or default under, or conflict with any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder is bound, subject to receipt of the approval by the Company's Board of Directors of transfers of Class L Shares as required under the Class L Stockholders' Agreement.

  (d) The Purchase Number is the greater of (i) 10,000 Class L Shares and (ii) a number greater than or equal to two-thirds of the number of Class L Shares shown on Schedule 1 which are held of record by the Stockholder on the date of this Agreement.

  3.2 Receipt of and Access to Information. Holdings has made available to the Stockholder, for a reasonable time prior to the date hereof, information concerning the Purchase and the Transaction including, without limitation, the Offering Memorandum dated December 20, 1995 and the exhibits thereto. In addition, Holdings has given the Stockholder an opportunity to ask questions and receive answers concerning the terms and conditions of such Stockholder's investment in the Holdings Shares (including the related and required Voting Trust Agreement and Stockholders' Agreement) and to obtain any additional information which Holdings possesses or can acquire without unreasonable effort or expense, and such Stockholder has received all such additional information requested by such Stockholder.

  3.3 Purchase for Investment. (a) The Stockholder represents that the Holdings Shares (and the related Voting Trust Certificates) purchased pursuant to this Agreement are so purchased for such Stockholder's own account (or a trust or custodial account, if the Stockholder is a trustee or custodian), for investment and not with a view to, or for sale in connection with, the distribution thereof or with any present intention of distributing or reselling any thereof.

  (b) The Stockholder represents that:

    (i) the Stockholder has such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of the investment in Holdings Shares (and the related Voting Trust Certificates);

    (ii) the Stockholder is able to bear the economic risk of such investment for an indefinite period of time, including the risk of a complete loss of such Stockholder's investment;

    (iii) either (A) the Stockholder has a preexisting personal or business relationship with Holdings or its officers, directors, affiliates or controlling persons, or (B) by reason of the Stockholder's business or financial experience or the business or financial experience of the Stockholder's professional advisors (who are unaffiliated with and who are not compensated by Holdings or any affiliate or selling agent of Holdings), the Stockholder has the capacity to protect his or her own interests in connection with the Transaction; and

    (iv) the Stockholder is not looking to, or relying in any manner upon, any of Holdings, the Company, or any of their respective affiliates, officers, employees or representatives, for advice about tax, financial or legal consequences of the Purchase, the Merger or any of the other matters contemplated by this Agreement, and that none of Holdings, the Company, or any of their respective affiliates, officers, employees and representatives has made or is making any representations to the Stockholder about, or guarantees of, tax, financial, operational or legal outcomes of any the transactions and arrangements contemplated by this Agreement, in either case including, without limitation, whether the Stockholder will receive capital gains treatment for any Class L Shares converted to cash in the Merger.

  3.4 No Registration; Restriction on Transfer of Holdings Shares. The Stockholder represents that such Stockholder has been advised that the Holdings Shares (and the related Voting Trust Certificates) have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations thereunder and, therefore, cannot be resold unless they are registered under the 1933 Act or unless an exemption from registration is available. The Stockholder is aware that certificates representing Holdings Shares and the Voting Trust Certificates shall bear endorsements reading substantially as follows:

  The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be transferred, sold or otherwise disposed of except while such a registration is in effect or pursuant to an exemption from registration under said Act.

In addition, the Stockholder understands that the Stockholders' Agreement will contain other restrictions on the transfer of Holdings Shares and Voting Trust Certificates and that the Voting Trust Agreement and the Stockholders' Agreement will permit holders of Holdings Shares, after complying with all applicable transfer restrictions, to transfer only Voting Trust Certificates representing beneficial ownership of Holdings Shares. Beneficial and record ownership of the Holdings Shares (other than those Holdings Shares beneficially owned by the Trustees) will not be joined in a single holder until the termination of the Voting Trust all as set forth in greater detail in the forms of the Voting Trust Agreement and the Stockholders' Agreement heretofore delivered by Holdings to the Stockholder.

  3.5 Commitment Date. The Stockholder is aware that Holdings is not bound by this Agreement unless it is executed by the Stockholder and delivered to Holdings on or prior to, and as of, 5 p.m. San Francisco time, January 25, 1996.

                                  ARTICLE IV

                           Covenants and Agreements

  4.1 Restrictions on Transfer of Class L Shares. (a) The Stockholder agrees that, during the term of this Agreement, the Stockholder will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of any Class L Shares held of record by the Stockholder (whether owned as of the date hereof or acquired hereafter), or any interest therein except:

    (i) to Holdings, pursuant to Article I of this Agreement; or

    (ii) to a Permitted Transferee (as defined in the Class L Stockholders' Agreement); provided that any transfer or disposition of Class L Shares under this clause (ii) of this Section 4.1(a) shall be subject to (A) the continuing obligation of the Stockholder to contribute a number of Class L Shares equal to the Purchase Number and (B) the condition that each recipient of Class L Shares pursuant to any such transfer or disposition shall be provided with a copy of this Agreement and bound by Articles IV and VII of this Agreement as if a signatory hereto.

  (b) Notwithstanding the provisions of Section 4.1(a) hereof, a Stockholder may transfer Class L Shares to the persons or entities specified on Schedule 2 hereto in the amounts specified on such schedule, provided that the following conditions are met: (i) all transferees set forth on Schedule 2 are Permitted Transferees, (ii) all such transferees execute and return to Holdings no later than February 26, 1996 a letter in the form of Exhibit A hereto (covering the number of Class L Shares to be so transferred and committing to contribute such Class L Shares to Holdings at the Closing), (iii) all such transferees execute and return to Holdings the Voting Trust Agreement and the Stockholders' Agreement prior to the Closing, (iv) each such transfer to a given transferee is in an amount of at least 10,000 Class L Shares and is completed prior to the Closing and (v) after giving effect to all such transfers, the Purchase Number (including the shares so transferred and contributed) continues to satisfy the representation set forth in Section 3.1(d). Holdings shall determine, in its sole discretion, whether the foregoing conditions have been met.

  (c) Notwithstanding the provisions of Sections 4.1(a) and 4.1(b), (i) a Stockholder may, no later than February 26, 1996, by written notice to Holdings in accordance with Section 7.5 hereof, decrease the Purchase Number (the Purchase Number minus the number of shares so subtracted being the "Reduced Purchase Number"), and (ii) the Purchase Number shall thereafter be deemed to be the Reduced Purchase Number; so long as in all events the Reduced Purchase Number (if greater than zero) satisfies the representation set forth in Section 3.1(d) as if such representation is made on February 26, 1996.

  (d) Notwithstanding the provisions of Sections 3.1(d), 4.1(a), 4.1(b) and 4.1(c) hereof, a Stockholder may, no later than March 6, 1996, by written notice to Holdings in accordance with Section 7.5 hereof, reduce the Purchase Number then in effect as to such Stockholder by a number (the "Capital Gains Reduction Amount") of Class L Shares less than or equal to 20% of the Purchase Number then in effect as to such Stockholder, in order to permit conversion to cash of an additional number of Class L Shares in the Merger equal to the Capital Gains Reduction Amount, if the conversion of such additional shares would, in the Stockholder's view, make it possible for the Stockholder to obtain capital gains treatment which would otherwise not be available. If the Stockholder makes such an election, the Purchase Number shall thereafter be deemed to be a number equal to the Purchase Number effective for such Stockholder immediately prior to such election minus the Capital Gains Reduction Amount and the representation set forth in Section 3.1(d) shall not be deemed breached if not satisfied solely as a result of any reduction pursuant to this Section 4.1(d).

  (e) Holdings may request the Company to enter a stop transfer order with the transfer agent or agents of the Class L Shares against the transfer of the Stockholder's Class L Shares, except for transfers in compliance with the requirements of this Agreement.

  4.2 Agreement to Vote. The Stockholder covenants and agrees that while this Agreement is in effect (a) such Stockholder will vote, or cause to be voted (whether by proxy, consent or in person), all of the Class L Shares and Class E Shares held of record by the Stockholder, or with respect to which such Stockholder has the power to direct decisions relating to voting (whether owned at the date hereof or acquired hereafter) (collectively, the "Voting Shares") (i) in favor of the Transaction and (ii) in the manner directed by Holdings on any other matter which may be presented to the Company's stockholders that Holdings believes would support its ability to consummate the Transaction and (b) not to exercise appraisal or dissenters' rights with respect to any of such Voting Shares. Additionally, the Stockholder covenants and agrees that the Stockholder will not, during the term of this Agreement, deposit any of such Stockholder's Voting Shares in any voting trust, or enter into any voting agreement with respect to any of such Stockholder's Voting Shares or otherwise encumber the voting interests therein, except as expressly provided herein, other than the Voting Trust as contemplated by Section 1.2 hereof, without the prior written consent of Holdings. Holdings may request the Company to refuse to recognize any vote, proxy or consent that is inconsistent with this Agreement.

  4.3 Cooperation with Holdings. The Stockholder will cooperate fully with Holdings in connection with the Transaction and will file any necessary forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") that may be required. Moreover, the Stockholder agrees that such Stockholder will not, directly or indirectly, (a) solicit any inquiries or proposals from, or enter into or continue any discussions, negotiations or agreements relating to a merger, consolidation or business combination of the Company with, or acquisition of its voting securities by, or a direct or indirect acquisition or disposition of a significant amount of assets other than in the ordinary course of business of the Company from or to, any person or entity other than Holdings or (b) vote such Stockholder's Voting Shares in favor of or consent to any such proposal or transaction.

  4.4 Voting Trust Agreement; Stockholders' Agreement. The Stockholder covenants that, on or prior to Closing, such Stockholder will execute the signature pages of the Voting Trust Agreement and the Stockholders' Agreement, deliver such signature pages to Holdings and thereby become a party to such agreements.

  4.5 Expenses. Holdings agrees to bear all expenses in connection with the preparation, issuance and delivery of the Voting Trust Certificates and stock certificates.

  4.6 Dividends. The parties hereto agree that nothing in this Agreement shall restrict the right of the Stockholder to receive cash or stock dividends, or to receive Class L Shares in a stock split, provided, however, that any additional Class L Shares so received shall become subject to Article IV of this Agreement.

                                   ARTICLE V

                 Conditions to Obligations of the Stockholder

  The Stockholder's obligation to deliver the Contributed Shares on or prior to the Closing is subject to the fulfillment on or prior to the Closing of the following conditions:

  5.1 Representations and Warranties of Holdings. The representations and warranties of Holdings contained in this Agreement shall be true and correct when made and at and as of the time of the Closing.

  5.2 Performance. Prior to or at the Closing, Holdings shall have performed and complied with all agreements and conditions contained in this Agreement which it is required to perform or with which it is required to comply.

  5.3 No Orders. As of the Closing, there shall not be outstanding any order of any court, administrative agency or governmental body which in any way restrains or prevents the Purchase.

  5.4 Hart-Scott-Rodino. Any waiting periods under the HSR Act applicable to the Purchase shall have expired or been terminated.

                                  ARTICLE VI

                     Conditions to Obligations of Holdings

  The obligation of Holdings to deliver Holdings Shares to the Stockholder at the Closing is subject to the fulfillment on or prior to the Closing (except for Section 6.5, which condition must be satisfied after the Closing) of the following conditions:

  6.1 Representations and Warranties of the Stockholder. The representations and warranties of the Stockholder contained in this Agreement shall be true and correct when made and at and as of the time of the Closing.

  6.2 Performance. Prior to or at the Closing, the Stockholder shall have performed and complied with all agreements and conditions contained in this Agreement which such Stockholder is required to perform or with which such Stockholder is required to comply.

  6.3 No Orders. As of the Closing, there shall not be outstanding any order of any court, administrative agency or governmental body which in any way restrains or prevents the Purchase or any pending or threatened litigation the result of which could be to restrain or prevent the Purchase or any other aspect of the Transaction.

  6.4 Execution of Agreements; Deliveries. The Stockholder shall have delivered to Holdings completed letters of transmittal, the Contributed Shares, appropriate stock powers, and executed signature pages of each of the Voting Trust Agreement and the Stockholders' Agreement.

  6.5 The Merger. The Merger shall occur within ten business days of the Closing.

  6.6 Hart-Scott-Rodino. Any waiting periods under the HSR Act applicable to the Stockholder's Purchase shall have expired or been terminated.

                                  ARTICLE VII

                           Miscellaneous Provisions

  7.1 Return of Shares; Cancellation. If the Closing shall have occurred, and for any reason the Merger shall not have occurred within ten business days of the Closing, Holdings may in its sole discretion elect to treat the Closing as if it had not occurred, in which case the Holdings Shares issued to the Stockholder pursuant to this Agreement shall be cancelled, and Holdings shall promptly return the Contributed Shares to the Stockholder in full.

  7.2 Survival of Representations and Warranties. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the Closing and, notwithstanding any investigation heretofore or hereafter made by the Stockholder or Holdings or on behalf of the Stockholder or Holdings, shall continue in full force and effect until the first anniversary of the Closing.

  7.3 Specific Performance. The Stockholder and Holdings agree that irreparable damages would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms, or were otherwise breached. It is, accordingly, agreed that (a) the parties shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement, and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they may be entitled at law or in equity and (b) if the Stockholder fails to deliver the Contributed Shares, and regardless of whether Holdings has sought specific performance, Holdings may elect to close the contribution of Class L Shares with all other Participating Stockholders and to cause all Class L Shares which Stockholder has failed to deliver to be exchanged for cash in the Merger.

  7.4 Assignment. This Agreement shall not be assignable, except by Holdings to any of its affiliates or associates, but such assignment shall not relieve Holdings of any of its obligations hereunder. This Agreement shall apply to and bind, and inure to the benefit of and be enforceable by, each of the parties hereto and each of their respective heirs, executors, administrators, representatives, successors and assigns. Without limiting the foregoing, the parties intend for the obligations under this Agreement to survive the death of any party or other person, including the Stockholder, and to be specifically enforceable against any deceased party's heirs, executors, administrators, representatives, successors or assigns to the fullest extent permitted by law (including, without limitation, California Probate Code (S)
9680).

  7.5 Notices. All notices given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered or certified mail, return receipt requested, by messenger, or by a nationally recognized overnight delivery company, to the party or parties to be given such notice at the address set forth below. Notice to the Stockholder shall be addressed as set forth on Schedule 1 hereto or in such other manner as the Stockholder may have communicated in writing to Holdings. Notices to Holdings shall be addressed to:

                               LSAI Holding Corp.
                               c/o Hellman & Friedman
                               One Maritime Plaza, Suite 1200
                               San Francisco, California 94111

or to such other address as Holdings may have communicated in writing to the Stockholder.

  7.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall together constitute one and the same instrument. Notwithstanding the foregoing, Robert D. Haas or any other duly authorized officer of the Company may execute this Agreement by providing an appropriate facsimile signature, and any counterpart or amendment hereto containing such facsimile signature shall for all purposes be deemed an original instrument duly executed by the Company. In the event that such a facsimile signature is used, Robert D. Haas or such other duly authorized officer shall execute, in original, a certificate attesting to the entry into this Agreement or any amendment hereto, which certificate shall list the names of all of the parties to this Agreement or amendment and shall be filed with the permanent records of the Company.

  7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The Stockholder agrees to submit to personal jurisdiction and to waive any objection as to venue of the Court of Chancery in the State of Delaware in connection with any action arising out of or relating to this Agreement. Service of process on the Stockholder in any action arising out of or relating to this Agreement shall be effective if served upon such Stockholder by mail in accordance with
Section 7.5.

  7.8 Severability. In the event of the invalidity or unenforceability of any part or provision of this Agreement, such invalidity or unenforceability shall not affect the validity or enforceability of any other part or provision of this Agreement.

  7.9 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the transactions contemplated hereby. This Agreement may be amended only by an agreement in writing executed by the parties hereto.

  7.10 Termination. This Agreement shall terminate on the earlier of (a) December 31, 1996, (b) 10 days following written notice to Holdings from the Stockholder after Holdings makes a formal proposal to the Company which involves an increase in the price proposed to be paid for Class L Shares or Class E Shares in the Merger to which the Stockholder has not consented, (c) the date Holdings gives written notice to the Stockholder that it has abandoned its intent to seek to acquire all or substantially all of the outstanding Class L Shares and Class E Shares through the Merger or another transaction (whether or not at a different price than that designated as the price for the Merger) and (d) the date (no later than February 26, 1996) on which, pursuant to Section 4.1(c), the Stockholder elects to reduce the Purchase Number to zero.

  IN WITNESS WHEREOF, the parties have executed this Agreement effective as of January 25, 1996.

                                          LSAI Holding Corp.

                                          By:/s/ Robert D. Haas
                                             Name: Robert D. Haas
                                             Title:  President

                                          Stockholder

                                          _____________________________________
                                            (signature)

                                          _____________________________________
                                            (type or print name)

                                          (Must be signed by record holder(s)
                                           exactly as name appears on stock
                                           certificate(s). If signature is by
                                           a trustee, executor, administrator,
                                           guardian, attorney-in-fact,
                                           partner, officer of a corporation
                                           or other person acting in a
                                           fiduciary or representative
                                           capacity, please set forth full
                                           title.)

                                                                      SCHEDULE 1

                        NUMBER OF CLASS L
                         SHARES HELD OF
                          RECORD AS OF
    NAME OF STOCKHOLDER JANUARY 25, 1996
    ------------------- -----------------


CHECK THIS BOX IF SEEKING CAPITAL GAINS TREATMENT: [_]

Address for notice to Stockholder:

-------------------------
-------------------------
-------------------------

                                                                      SCHEDULE 2

                          NUMBER OF CLASS L
    NAME OF TRANSFEREE SHARES TO BE TRANSFERRED
    ------------------ ------------------------


                                                                      EXHIBIT A

                          [FORM OF TRANSFEREE LETTER]

LSAI HOLDING CORP.
c/o Hellman & Friedman
One Maritime Plaza, Suite 1200
San Francisco, California  94111

    Attn: Robert D. Haas
            President

Dear Mr. Haas:

  The undersigned has been informed that he or she is named as a potential
transferee of        shares (the "Designated Shares") of Class L Common Stock
("Class L Shares") of Levi Strauss Associates Inc. (the "Company") in a Stock Subscription Agreement dated January 25, 1996 between LSAI Holding Corp.
("Holdings") and         , a stockholder of the Company (the "Stock
Subscription Agreement"). The undersigned has received and had the opportunity to review the Offering Memorandum dated December 20, 1995 of Holdings. Capitalized terms used but not separately defined herein will have the meanings specified in the Stock Subscription Agreement.

  The undersigned hereby agrees that if the Designated Shares are so transferred, such that the undersigned becomes the holder of record of such Designated Shares prior to the Closing, the Designated Shares shall be considered Contributed Shares, and the undersigned will contribute such Designated Shares to Holdings at the Closing, in accordance with the terms of the Stock Subscription Agreement as if the undersigned were a party thereto.

                                          By: _________________________________
                                            Name:

                                          Date: _______________________________

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